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                                                                     EXHIBIT 5.1



                                  June 20, 2000


QuadraMed Corporation
22 Pelican Way
San Rafael, California 94901

           Re:       Registration Statement for Offering of
                     an Aggregate of 2,145,225 Shares of Common Stock

Ladies and Gentlemen:

           This opinion is delivered to QuadraMed Corporation, a Delaware corporation (the "Company"), in connection with the registration on a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 2,000,000 shares of the Company's common stock (the "Common Stock') for issuance under the QuadraMed Corporation 1999 Supplemental Stock Option Plan (the "1999 Plan"), (ii) 46,223 shares of the Common Stock for issuance under the LinkSoft Technologies, Inc. Stock Option Plan (the "LinkSoft Plan), (iii) 29,527 shares of the Common Stock issued to David A. Epstein (the "Epstein Common Stock") upon his exercise of an option under the Stock Option Agreement with David A. Epstein (the "Epstein Option Agreement"), and (iv) 69,475 shares of the Common Stock for issuance under the Epstein Option Agreement.

           This opinion is being furnished in accordance with the requirements of Item 8(c) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

           We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the adoption of the 1999 Plan and assumption of the LinkSoft Plan and the Epstein Option Agreement. Based on such review, we are of the opinion that, (i) the Epstein Common Stock is duly authorized, legally issued, fully paid and nonassessable and (ii) if, as and when the shares of the Common Stock are issued and sold (and the consideration therefor received) pursuant to the provisions of option agreements duly authorized under the 1999 Plan and the LinkSoft Plan and the Epstein Option Agreement and in accordance with the Registration


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Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

        We consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement.

        This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 1999 Plan, the LinkSoft Plan, the Epstein Option Agreement or the shares of the Common Stock issuable thereunder.


                                            Very truly yours,

                                            Zevnik Horton Guibord McGovern
                                            Palmer & Fognani




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